UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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A LETTER FROM THE CHAIRMAN Frank B. Holding, Jr.

Dear Shareholder:

I’m writing to tell you about the considerable strides we made during 2016 in our ongoing pursuit to be the best bank possible for our customers, communities and associates.

Before we get to those highlights, I’d like to acknowledge what’s at the core of our ability to fulfill our Forever First® promise – and that is the people who deliver our unique brand of banking every day. That’s why we’re featuring them in our new “Pride” marketing campaign.

In simple, straightforward ads on television, in print and on the internet, our associates are sharing the First Citizens story in their own unscripted, genuine words. We believe their fresh perspectives will show that we’re a company with heart, and that the decision to bank with us is a good decision.

Our consistently strong financial position is one hallmark that appeals to customers and prospects. First Citizens posted total earnings of $225.5 million for 2016. Net interest income increased due to higher loan and investment income, as well as a continued reduction in funding costs. Balance sheet growth was solid, with originated loan growth of 7% and deposit growth of 5%. Our core fee-based businesses contributed to higher noninterest income, led by growth in merchant services and credit/debit card income reflecting solid sales volume growth. Strategic cost management efforts continued, which helped us hold our year-over-year expense growth to less than 1%. Asset quality continued to improve in 2016 and net charge-offs remained low.

A strong liquidity position and solid capital levels not only support internal growth, but also enable us to continue to pursue mergers and acquisitions. Last year and early in 2017, we successfully completed four transactions, three of which were acquired through an agreement with the FDIC. Strategic mergers and acquisitions positively impact our future earnings and contribute to capital growth.

In all markets, our overarching focus is building relationships with our customers to understand their current needs and future dreams – and helping fulfill them with the right financial products and services.

Throughout 2016, we maintained our focus on elevating our wealth management offerings. First Citizens now provides a comprehensive suite of investment, money management and banking solutions designed especially for the unique and often complex needs of high-net-

worth clients. In addition, we introduced a more robust wealth section on firstcitizens.com that features new financial tools, client testimonials and other content designed to inspire site visitors to consider their needs and learn more from our advisors.

Continued on back

Chairman’s Letter, continued

Late in 2016, we introduced our new First Citizens Digital Banking solution to our retail customers. Despite our best intentions and more than 18 months of planning and preparation, the platform’s launch was marred by technical problems that made it hard for customers to access the site and do the banking they needed to get done. Thanks to our customers’ patience and associates’ teamwork, we’re on the other side of the challenging transition and clients are successfully using the platform. We’ll continue to introduce more of the innovative features we promised, with the lessons we’ve learned informing our future direction.

We implemented a number of enhancements to the ways businesses can bank with us, including an upgrade to Business Online Banking Bill Pay and an amplified business credit card suite that includes a rich rewards component. And our new Visa® Purchasing Card makes the traditional purchase process more streamlined and efficient for businesses.

Keeping our customers’ money and information safe and secure is always one of our top priorities, and last year we amped up our efforts to fight the nationwide increase in ATM fraud. We also built a new state-of-the-art primary data center, which physically and safely separates our servers and data from other operations.

Expectations continue to rise for the entire banking industry amid the changing regulatory landscape, and First Citizens takes our responsibilities in the risk arena very seriously. Our growing enterprise risk management program engages our entire organization, focusing on transparency, clarity and reporting to make sure our business strategies and operations protect our customers, assets, associates and company.

Being the best bank we possibly can also means giving back to the communities we serve. Last year we responded to market needs ranging from natural disasters like the historic West Virginia flooding and East Coast devastation wreaked by hurricanes, to fighting childhood hunger in Atlanta, to supporting public television on both coasts. We focused particularly on our primary corporate philanthropy, Teen Cancer America (TCA), which works to develop specialized facilities and services for teens and young adults with cancer. In 2016, we gained tremendous traction in building awareness and fundraising for the charity.

As I expressed in this letter’s opening, First Citizens’ character – and indeed our ongoing success – is made possible by people. I appreciate our associates who embody the Forever First brand in everything they do for their customers each day. And I’m grateful for the crucial support of our endeavors by our board of directors and shareholders. There is nothing we can’t accomplish together.

Sincerely,

Frank B. Holding, Jr.
March 13, 2017

Member FDIC. Equal Housing Lender ..